EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Community Financial Corporation and Subsidiary
Winston-Salem, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-76930, 333-76392, 333-114989, 333-114990, 333-114991, 333-114992, 333-114993, 333-114997, and 333-138601) on Form S-8 and the registration statements (Nos. 333-123038, 333-155881, and 333-156359) on Form S-3 of Southern Community Financial Corporation and Subsidiary of our reports dated March 16, 2009, with respect to the consolidated financial statements of Southern Community Financial Corporation and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in Southern Community Financial Corporation and Subsidiary’s 2008 Annual Report on Form 10-K.

Raleigh, North Carolina
March 16, 2009